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Exhibit 4.7

        THIS FIRST SUPPLEMENTAL INDENTURE (the "First Supplemental Indenture"), dated as of 10 April, 2003 between Vantico Group S.A., a company organized under the laws of the Grand Duchy of Luxembourg (the "Company"), and The Bank of New York, a New York banking corporation, acting through its London Branch, as trustee, (the "Trustee").

W I T N E S S E T H:

        WHEREAS, in accordance with Section 9.02 of the Indenture, dated as of August 1, 2000 between the Company and the Trustee, relating to the Company's 12% Senior Notes due 2010 (the "Indenture"), the Company desires to amend the Indenture as provided for below;

        WHEREAS, all things necessary to make this First Supplemental Indenture a valid and binding supplement to the Indenture according to the terms of this First Supplemental Indenture and the terms of the Indenture have been done;

        NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

        SECTION 1.1.    Certain Terms Defined in the Indenture.    All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Indenture.

        SECTION 1.2.    Amendment of Section 1.01.    Section 1.01 is hereby amended as follows:

          (a)   The following definition shall be added:

            "Bridge Loan" shall mean Indebtedness Incurred by the Company or any Restricted Subsidiary up to CHF 50 million principal amount pursuant to the terms of a loan agreement entered into between Vantico International S.A., MatlinPatterson Global Opportunities Partners L.P. and SISU Capital Limited.

          (b)   Within the definition "Permitted Liens", the words "(g) Liens to secure Indebtedness permitted under Section 4.03(b)(1), (2) and (3);" shall be replaced with the words "(g) Liens to secure Indebtedness permitted under Section 4.03(b)(1), (2), (3) and (15);".

        SECTION 1.3.    Amendment of Section 4.02.    Section 4.02 of the Indenture is hereby amended by adding a new final paragraph which shall read:

        "Notwithstanding anything above, the Company shall furnish the annual financial information for the fiscal year ending December 31, 2002 to holders of the Notes within 180 days of the end of such fiscal year (and, for the avoidance of doubt, shall not be under any obligation to furnish such information within 120 days of the end of such fiscal year)".

        SECTION 1.4.    Amendment of Section 4.03(b).    Section 4.03(b) of the Indenture is hereby amended as follows:

          (a)   The word "and", appearing at the end of Section 4.03(b)(14), shall be deleted.

          (b)   Section 4.03(b)(15) shall be renumbered Section 4.03(b)(16) and shall be amended by replacing therein the reference to clause (14) with a reference to clause (15).

          (c)   A new Section 4.03(b)(15) shall be added and shall read in its entirety as follows: "(15) Indebtedness consisting of any Bridge Loan; and".

        SECTION 2.    Governing Law.    This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

        SECTION 3.    Counterparts.    This First Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        SECTION 4.    Ratification.    Except as expressly amended hereby, each provision of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the Company and the Trustee.

        SECTION 5.    Effectiveness.    This First Supplemental Indenture shall become effective upon due execution.

        SECTION 6.    All of the provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture, and the Indenture, as amended and supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument and shall be binding upon all the Holders.

        SECTION 7.    The Trustee shall not be responsible in any matter whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture, except with respect to the execution hereof by the Trustee, nor shall the Trustee be responsible for or in respect of the recitals contained herein, all of which are made solely by the Company.

FIRST SUPPLEMENTAL INDENTURE

        IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, as of the date hereof.

VANTICO GROUP S.A.
By:	/s/ J S COURT
	Name:	J S Court
	Title:	CFO
THE BANK OF NEW YORK, LONDON BRANCH, as Trustee
By:	/s/ IRENE SIEGEL
	Name:	Irene Siegel
	Title:	Vice President

EXECUTION COPY

VANTICO GROUP S.A., as Issuer
and
THE BANK OF NEW YORK, as Trustee

First Supplemental Indenture
Dated as of 10 April, 2003

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  Exhibit 4.7